Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement ”) is entered into as of September 3, 2013 (the “Effective Date ”) by and between VIVUS, Inc., a Delaware corporation (the “Company ”), and Seth H. Z. Fischer (“Executive ”).

RECITALS

A.                                    The Company is a biopharmaceutical company developing innovative, next-generation therapies to address unmet needs in obesity, diabetes, sleep apnea and sexual health for U.S., European and other world markets.

B.                                    The Company and Executive desire to enter into an employment relationship upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:

1.                                      Appointment.

During the Employment Term (as defined in Section 4 of this Agreement), Executive shall serve as the Chief Executive Officer of the Company.  Executive shall devote substantially all of his time, attention, knowledge and skills in furtherance of the business of the Company, it being agreed to by the parties that Executive may continue to serve (i) as a member of the boards of directors of (a) Trius Therapeutics Inc. and (b) BioSig Technologies Inc. and (ii) as an advisor to the chief executive officer of Medhab, LLC, as long as such service does not materially interfere with Executive’s duties to the Company.  Executive shall faithfully and to the best of Executive’s abilities and experience, and in accordance with the standards and ethics of the business in which the Company is engaged, perform all duties that may be required of Executive by this Agreement, the Company’s policies and procedures, and such other duties and responsibilities as may be assigned to him from time to time, as well as the directives of the Company’s Board of Directors (the “Board ”).  Executive shall not engage in any activity that conflicts with or is detrimental to the Company’s best interests, as determined by the Company, during the Employment Term.

2.                                      Compensation.

2.1                               Base Salary.

Executive’s initial base salary (the “Base Salary”) shall be Six Hundred Fifty Thousand Dollars ($650,000) per year, payable in equal installments in accordance with the Company’s standard payroll practices.  The Base Salary shall be subject to review by the Company’s Compensation Committee and may be increased, but not decreased, from time to time.  The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.  As an exempt employee, Executive shall not be eligible for overtime compensation in addition to his Base Salary.

2.2                               Incentive Compensation.

Executive shall be eligible to receive an annual target bonus targeted at eighty percent (80%) of the Base Salary (the “Target Bonus”), subject to the achievement of performance objectives to be determined by the Company’s Compensation Committee.  The actual bonus, if any, will be paid within two and a half (2 ½) months after the end of the Company’s fiscal year in which the bonus is earned.  Except as otherwise provided in Section 4 below, Executive must remain employed until the date such bonuses are paid to be eligible to receive payment of the bonus.

2.3                               Equity Grants.

As soon as practicable following the Effective Date, the Company shall grant Executive an option to purchase one million (1,000,000) shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant pursuant to the Company’s current stock incentive plan (the “Option”).  One thirty-sixth (1/36th) of the shares subject to the option shall vest each month after the grant date, subject to Executive’s continued employment with the Company on each such vesting date.  Upon the closing of a Change of Control (as defined below), the Option shall automatically vest in full and become immediately exercisable.  Executive’s eligibility for subsequent equity awards will be determined by the Company’s Compensation Committee.

2.4                               Fringe Benefits; Paid Leave; Expense Reimbursement.

Pursuant to the Company’s benefit policies and expense reimbursement guidelines, as they may be modified from time to time in the Company’s sole discretion, Executive shall be eligible for all standard benefits generally offered to the Company’s senior executives, including, without limitation, coverage under the Company’s group health insurance and retirement plans, indemnification, (including payment of associated legal fees) and coverage under the Company’s Directors and Officers liability insurance policy, and reimbursement of business expenses.  Notwithstanding the foregoing, in the event the Executive decides not to enroll in the Company’s medical plan, the Company shall provide Executive $15,000 annually, payable in equal monthly installments during the Employment Term for such medical benefits (the “Medical Insurance Stipend”), subject to applicable law.  For the avoidance of doubt, upon the Executive’s enrollment in the Company’s group health insurance plan, the Executive shall no longer be eligible to receive the Medical Insurance Stipend.  The Medical Insurance Stipend shall be reported as income to the Executive.  Executive also shall be eligible for four (4) weeks of paid vacation per year subject to the terms and conditions of the Company’s leave policy and an automobile allowance in an amount that is reasonable and customary.

2.5                               Location and Housing Assistance.

During the Employment Term, for so long as the Company’s headquarters are located in Mountain View, California, the Company will provide the Executive with annual housing assistance and related benefits up to Fifty Thousand Dollars ($50,000) for reasonable costs associated with securing a residence (rental or permanent) near to the Company’s headquarters in Mountain View, California.  Executive agrees that Executive shall secure permanent or rental housing near Mountain View, California within three (3) months following the Effective Date.  Executive will be in the Mountain View, California office on an as needed basis, as determined by the Company’s Board of Directors from time to time.

3.                                      Duties and Obligations of Executive.

3.1                               Devotion to Company Business.

During the Employment Term, Executive shall devote substantially all his productive time, ability and attention to the business of the Company (other than vacations and approved leaves of absence).  Except as provided in Section 1 above, Executive shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business or commercial nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board..

3.2                               Confidential Information and Invention Assignment.

Concurrently with this Agreement, Executive and the Company are entering into a Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement ”) that is attached to this Agreement as Exhibit A.

3.3                               Noncompetition and Nonsolicitation.

(a)                                 Non-Solicitation or Hire.  During the Employment Term and for a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not (a) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a customer of the Company or its subsidiaries, who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who is a prospective customer that has been identified and targeted by the Company or its subsidiaries, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (y) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (b) hire any employee of the Company or any of its subsidiaries or affiliates (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) or directly or indirectly solicit or induce a Current or Former Employee to terminate such employee’s employment relationship with the Company or its subsidiaries in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity.

(b)                                 Non-Competition.  During the Employment Term and for a period of twelve (12) months following the termination of the Executive’s employment for any reason (provided that in the event the Executive’s employment is terminated pursuant to Section 4.3 or 4.6 below, the Executive shall only be subject to the restrictions set forth in this Section 3.3(b) during the Employment Term and for a period of six (6) months following such termination of the Executive’s employment), the Executive shall not, without the Company’s prior written consent, directly or indirectly, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit the Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the Business (as defined below) conducted by the Company or any of its subsidiaries on the date of the

Executive’s termination of employment or within twelve (12) months of the Executive’s termination of employment, in the geographic locations where the Company and its subsidiaries engage or propose to engage in such Business.  For purposes of this Agreement, “Business” shall mean the business of selling or developing obesity drugs.  Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

3.4                               Injunctive Relief

Executive acknowledges and agrees that the Company will suffer irreparable harm and will have no adequate remedy at law if Executive breaches or threatens to breach any of the covenants or agreements contained in this Section 3.  Executive agrees that, in the event of such breach or threatened breach, the Company shall be entitled to equitable and/or injunctive relief in addition to any other legal or equitable remedies that the Company may have.  Executive further agrees that he shall not in any equity proceeding relating to the enforcement of the terms of this Agreement raise the defense that the Company has an adequate remedy at law. Such injunctive relief may be issued by either an arbitrator pursuant to Section 9.2 or by a court of competent jurisdiction.

3.5                               Representations

Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement and the Confidentiality Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) except as disclosed to the Company in writing as of the date of this Agreement, Executive is not a party to or bound by any employment agreement or covenant not to compete with any other person or entity, and (iii) upon the execution and delivery of this Agreement and the Confidentiality Agreement by Executive, this Agreement and the Confidentiality Agreement shall be valid and binding obligations of Executive.

4.                                      Term and Termination.

4.1                               Employment Term.

Executive shall be employed in the position set forth above as of the Effective Date and shall continue in such position for an initial period of four (4) years from the Effective Date (the “Initial Term”), unless Executive’s employment is earlier terminated by either the Company or Executive as described in this Section 4.  The Initial Term shall be extended for an additional twelve (12) months on the first and each subsequent anniversary of the Effective Date unless the Company or Executive provides written notice of nonrenewal at least sixty (60) days before the applicable anniversary of the Effective Date.  The Initial Term, together with any such extensions, shall be referred to herein as the “Employment Term.”

4.2                               Voluntary Resignation; Termination For Cause; Nonrenewal by Executive.

If the Executive voluntarily resigns from the Company (other than for Good Reason (as defined below)), if the Executive provides written notice of non-renewal pursuant to Section 4.1 above, or if the Company terminates the Executive’s employment for Cause (as defined below), then Executive shall not be entitled to receive severance or other benefits except for non-severance based compensation and benefits that have been earned but not yet paid under this Agreement, such as any unpaid Base Salary through the date of employment termination and any accrued vacation in accordance with Company policy and reimbursement for any unreimbursed expenses incurred through the date of employment termination and those, if any, under the Company’s then existing benefit plans and practices or pursuant to other written agreements with the Company, in accordance with the terms thereof (collectively, the “Accrued Amounts”).

4.3                               Involuntary Termination Within Nine Months Following the Effective Date.

Subject to Sections 4.8, 4.11 and 8 below, if the Executive’s employment with the Company is terminated at any time prior to the date that is nine (9) months following the Effective Date (x) by the Company other than for Cause, non-renewal or due to Executive’s death or Disability, or (y) voluntarily by the Executive for Good Reason, then Executive shall be entitled to receive the following severance payments in addition to the Accrued Amounts:

(a)                                 monthly severance payments during the period from the date of the Executive’s termination until the date six (6) months after the effective date of the termination (the “Six Month Severance Period ”) equal to the monthly Base Salary which the Executive was receiving immediately prior to employment termination (determined after disregarding any reduction in Base Salary that constitutes Good Reason);

(b)                                 monthly severance payments during the Six Month Severance Period equal to one-twelfth (1/12th) of the Executive’s Target Bonus for the fiscal year in which the termination occurs for each month in which severance payments are made to the Executive pursuant to subsection (a) above;

(c)                                  a lump sum cash payment equal to the prorated amount of the Executive’s Target Bonus for the fiscal year in which the termination occurs, calculated based on the number of days during such fiscal year in which the Executive was employed by the Company (or a successor corporation), with any such prorated bonus to be paid 30 days after employment termination; and

(d)                                 the unpaid portion of the annual bonus, if any, relating to any year prior to the calendar year of the Executive’s termination of employment, payable in accordance with Section 2.2 above.

4.4                               Disability; Death.

Subject to Sections 4.8, 4.11 and 8 below, if the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive shall not be entitled to receive severance or other benefits except for the Accrued Amounts and;

(a)                                 a lump sum cash payment equal to the prorated amount of the Executive’s Target Bonus for the fiscal year in which the termination occurs, calculated based on the number of days during such fiscal year in which the Executive was employed by the Company (or a successor corporation), with any such prorated bonus to be paid 30 days after employment termination; and

(b)                                 the unpaid portion of the annual bonus, if any, relating to any year prior to the calendar year of the Executive’s termination of employment, payable in accordance with Section 2.2 above.

4.5                               Involuntary Termination on or After Nine Months Following the Effective Date.  Subject to Sections 4.8, 4.11 and 8 below, if the Executive’s employment with the Company is terminated on or following the date that is nine (9) months following the Effective Date (x) by the Company other than for Cause, non-renewal, or due to Executive’s death or Disability, or (y) voluntarily by the Executive for Good Reason, then the Executive shall be entitled to receive the following severance payments in addition to the Accrued Amounts:

(a)                                 monthly severance payments during the period from the date of the Executive’s termination until the date twelve (12) months after the effective date of the termination (the “Twelve Month Severance Period ”) equal to the monthly Base Salary which Executive was receiving immediately before employment termination (determined after disregarding any reduction in Base Salary that constitutes Good Reason);

(b)                                 monthly severance payments during the Twelve Month Severance Period equal to one-twelfth (1/12th) of the Executive’s Target Bonus for the fiscal year in which the termination occurs for each month in which severance payments are made to the Executive pursuant to subsection (a) above;

(c)                                  a lump sum cash payment equal to the prorated amount of the Executive’s Target Bonus for the fiscal year in which the termination occurs, calculated based on the number of days during such fiscal year in which the Executive was employed by the Company (or a successor corporation) , with any such prorated bonus to be paid 30 days after employment termination; and

(d)                                 the unpaid portion of the annual bonus, if any, relating to any year prior to the calendar year of the Executive’s termination of employment, payable in accordance with Section 2.2 above.

4.6                               Nonrenewal by the Company.  Subject to Sections 4.8, 4.11 and 8 below, if the Company provides written notice of non-renewal pursuant to Section 4.1 above, then Executive shall be entitled to receive the following severance payments in addition to the Accrued Amounts:

(a)                                 monthly severance payments during the Six Month Severance Period equal to the monthly Base Salary which the Executive was receiving immediately prior to employment termination;

(b)                                 monthly severance payments during the Six Month Severance Period equal to one-twelfth (1/12th) of the Executive’s Target Bonus for the fiscal year in which the termination occurs for each month in which severance payments are made to the Executive pursuant to subsection (a) above;

(c)                                  a lump sum cash payment equal to the prorated amount of the Executive’s Target Bonus for the fiscal year in which the termination occurs, calculated based on the number of days during such fiscal year in which the Executive was employed by the Company (or a successor corporation), with any such prorated bonus to be paid 30 days after employment termination; and

(d)                                 the unpaid portion of the annual bonus, if any, relating to any year prior to the calendar year of the Executive’s termination of employment, payable in accordance with Section 2.2 above.

4.7                               Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                 Change of Control.  “Change of Control ” shall mean the occurrence of any of the following events:

(i)                                     Ownership.  Any “Person ” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner ” (as defined in Rule l3d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company’s then outstanding voting securities.

(ii)                                  Merger/Sale of Assets.  (x) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) the shareholders of the Company approve a plan of complete liquidation of the Company or (z) the sale or disposition by the Company of all or substantially all of the Company’s assets.  Notwithstanding the foregoing, the licensing or sale of Qsymia/Qsiva and/or Avanafil or other products developed by the Company in any non-U.S. territory shall not constitute a Change of Control for purposes of this Agreement.

(iii)                               Change in Board Composition.  A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors ” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened Proxy contest relating to the election of directors to the Company).

(b)                                 Cause.  “Cause ” shall mean (i) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexcused absences from the Company (other than any failure resulting from incapacity due to physical or mental illness) or a failure to comply with the Board of Directors’ directives pursuant to Section 2.5 above, (iii) commission of any act of fraud with respect to the Company, or (v) conviction of a felony or a crime involving moral turpitude and causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

(c)                                  Disability.  “Disability ” shall mean total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code unless the Company maintain a long-term disability plan at the time of Executive’s termination, in which case the determination of disability under such plan shall also be considered “Disability ” for purposes of this Agreement.

(d)                                 Good Reason.  “Good Reason ” shall mean the Executive’s voluntary termination, upon thirty (30) days prior written notice to the Company, after any one of the following events: (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with the Executive’s position with the Company and the Executive’s prior duties, responsibilities and requirements (including, for example, but not by way of limitation, a material reduction due to the Company becoming part of a larger entity, unless Executive receives substantially the same level of job duties, responsibilities and requirements with respect to the total combined entity and not only with respect to the Company as a division, subsidiary or business unit of the total combined entity (e.g., a material reduction as a result of the Chief Executive Officer of the Company not having the job duties, responsibilities and requirements as the Chief Executive Officer of the combined entity)); or (ii) a material reduction of the Executive’s base compensation or Target Bonus; provided, however, that a voluntary termination of Executive for any events listed under this Section (d)(i) through (d)(iii) shall not constitute “Good Reason ” if such event or events are cured by the Company within thirty (30) days after receipt of written notice from the Executive of Executive’s intent to terminate employment pursuant to this Section, provided, further, that the Executive shall have ninety (90) days from the occurrence of the event that constitutes Good Reason to provide notice to the Company that the Executive intends to resign for Good Reason and the Executive’s resignation must be effective no later than six (6) months following the occurrence of the event that constitutes Good Reason.  Notwithstanding the foregoing, any reduction or change of the Executive’s duties, responsibilities and requirements in connection with, or as a result of, the commencement of a partnership between the Company and any entity pertaining to the sale of any of the Company’s products in the United States commercial territory shall not, by itself, constitute “Good Reason” under this Agreement.

4.8                               Limitation on Payments.   In the event that any payments or benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments ” within the meaning of Section 280G of the Code and, (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then such “parachute payments” (the “280G Amounts ”) will be either:

(a)             delivered in full; or

(b)             delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account all applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of payment and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4.7 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants ”) prior to the change in control, whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 4.7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Accountants shall be required to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before the change in control or after the change in control.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 4.7.  The Accountants shall provide a copy of its findings to both the Company and the Executive.

In the event that a reduction of 280G Amounts is made in accordance with this Section 4.8, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:  (1) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (2) cancellation of equity awards that were granted “contingent on a change in ownership or control ” within the meaning of Code Section 280G; (3) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., accelerated vesting of the most recently granted equity awards will be cancelled first); and (4) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).  In no event will Executive have any discretion with respect to the ordering of payment reductions.

4.9                               No Other Promises.  No commitments affecting the terms of Executive’s employment are binding on the Company unless contained in a writing signed by both Executive and the Chair of the Company’s Board.  Executive acknowledges that this Agreement is intended as written, and that no marginal notations or other revisions to this Agreement or the Confidentiality Agreement are binding on the Company unless expressly consented to in writing by the Chair.  Executive acknowledges that in deciding to accept employment with the Company, Executive has not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to Executive by any Company representative, except for what is expressly stated in this Agreement and in the Confidentiality, Agreement.  This Agreement replaces and cancels all previous agreements, commitments, and understandings, whether spoken or written, that the Company may have made in connection with Executive’s employment by the Company.

4.10                        Return of Company Property.  Executive agrees that, following the termination of his employment for any reason, he shall return all property of the Company and its affiliates which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any automobile or other materials or equipment supplied by the Company or its affiliates to Executive.

4.11                        Conditions to Receipt of Severance.  As a condition to receiving the severance and other benefits under this Agreement, Executive will be required to sign and not revoke a separation and release of claims agreement in substantially the form attached hereto as Exhibit B (the “Release ”).  The Release must become effective and irrevocable no later than the thirtieth (30th) day following Executive’s termination of employment (the “Release Deadline Date ”).  If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to the severance and other benefits under this Agreement.  In no event will the severance or other benefits under this Agreement be paid or provided until the Release becomes effective and irrevocable.  Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 8, the severance payments and benefits under this Agreement will be paid, or in the case of installments, will commence on the thirtieth (30th) day following Executive’s employment termination (the “Severance Start Date”)and any severance payments or benefits otherwise payable to Executive during the period immediately following Executive’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to Executive on the Severance Start Date, with any remaining payments to be made as provided in this Agreement; provided further, that if Executive’s termination of employment occurs in one taxable year and the Release Deadline Date occurs in another taxable year, payments will not begin until the beginning of the second taxable year.

5.                                      Successors and Assigns.

(a)                                 This Agreement is personal to each of the parties hereto.  Except as provided in Section 5(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b)                                 The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to Executive.

6.                                      Survival.

The respective obligations of, and benefits afforded to, the Company and Executive which by their express terms or clear intent survive termination of Executive’s employment with the Company will survive termination of Executive’s employment with the Company, and will remain in full force and effect according to their terms.

7.                                      Notices.

Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the party addressed may have substituted by notice pursuant to this Section:

To the Company:

VIVUS, Inc.

351 E. Evelyn Avenue

Mountain View, CA 94041

Attn:  General Counsel

To Executive:

To Executive’s last known address on file with the Company.

8.                                      Limitations Under Code Section 409A.

8.1                               Deferred Compensation.  Notwithstanding anything in this Agreement to the contrary, if (i) on the date of Executive’s “separation from service ” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code, ” and such separation, a “Separation from Service ”), any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code), (ii) Executive is determined to be a “specified employee ” within the meaning of Section 409A(a)(2)(B) of the Code, (iii) the payments or benefits provided to Executive from the Company on account of Executive’s Separation from Service, to the extent such payments or benefit (after taking into account all exclusions applicable to such payments or benefits under Section 409A of the Code) is properly treated as “deferred compensation ” subject to Section 409A and (iv) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such Separation from Service, Executive would receive any payment that, absent the application of this Section 8, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the first business day after the earliest of (A) six (6) months after Executive’s termination date, (B) Executive’s death or (C) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

8.2                               Treatment of Terms. Executive’s right to receive severance payments or benefits under this Agreement will be treated as a right to receive a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii). Each payment shall not be considered deferred compensation subject to Section 409A if qualifies as either a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4) or as separation pay under Treasury Regulation Section 1.409A-1 (b)(9)(iii).  Notwithstanding anything in this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “deferred compensation ” under Section 409A of the Code, references to Executive’s “termination of employment ” (and corollary terms) with the Company will be construed to refer to Executive’s Separation from Service with the Company.

8.3                               Reimbursement.  To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A of the Code, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year will not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense will be made by no later than December 31 of the year following the calendar year in which such expense was incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit.

8.4                               Amendment.  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

9.                                      Miscellaneous.

9.1                               Governing Law.

This Agreement, and all disputes or issues arising from or relating to the Company’s employment of Executive, shall be governed, construed, and enforced by the internal laws of the State of New Jersey, without regard to the choice of law rules of any jurisdiction. To the extent any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in New Jersey for any lawsuit filed against the Executive by the Company.

9.2                               Arbitration and Equitable Relief.

(a)                                 Intent of Agreement.  Subject to Section 3.4 of this Agreement, the Company and the Executive agree and intend for this Agreement to govern the resolution of all disputes, claims and other matters that arise out of or concerning the Parties’ relationship, whether related to the Executive’s employment with the Company or not.  The Company and the Executive (collectively, “the Parties ”) shall resolve all such matters in accordance with the provisions of this Agreement.

(b)                                 Mandatory Arbitration.  The Parties agree that all claims, complaints, controversies, grievances, or disputes (collectively, “claims ”) that arise out of or relate in any way to the Parties’ relationship, whether based on contract, tort, statutory, or any other legal theory, shall be submitted to mandatory, binding arbitration in New Jersey before a neutral arbitrator who is licensed to practice law in the state in which the arbitration is convened (the “Arbitrator ”).  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended, and shall be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS ”), in accordance with pursuant to its then-current Employment Arbitration Rules & Procedures (the “JAMS Rules ”).  A copy of the Employment Arbitration Rules & Procedures is attached hereto as Exhibit C. The Rules are also available online at http://www.jamsadr.com/rules-employment-arbitration/.  The Parties or their representatives may also call JAMS at 800.352.5267 if they have questions about the arbitration process.  If the JAMS Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern.

(c)                                  Covered Claims.  This Agreement covers all claims under federal, state or local law arising out of or relating to any offer of employment made by the Company, Executive’s employment by the Company, the breach of any employment agreement, the termination of Executive’s employment with the Company, or any other aspect of Executive’s relationship with the Company, , claims that the Executive may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such, and claims that the Company may have against Executive.  The claims covered by this Agreement (the “Covered Claims ”) include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wrongful termination (constructive or actual) in violation of public policy, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, sex, gender, religion, national origin, age, marital status, medical condition, psychological condition, mental condition, disability, sexual orientation, or any other characteristic protected by law), claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, and Employee Retirement Income Security Act.  The Parties specifically agree that the Covered Claims include claims under the Fair Labor Standards Act, the California Labor Code, the New Jersey Law Against Discrimination, New Jersey Family Leave Act, Conscientious Employee Protection Act, New Jersey Wage Laws, and other federal, state, or local laws governing wages, hours and working conditions, including, but not limited to, claims for overtime, unpaid wages, and meal period and rest break violations.

(d)                                 Claims Not Covered.  Claims for workers’ compensation, unemployment compensation benefits, claims as a stockholder or any other claims that, as a matter of law, the Parties cannot agree to arbitrate are not subject to, and are excluded from, this Agreement. Nothing in this Agreement shall be interpreted prohibit or preclude the filing of complaints with the California

Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the National Labor Relations Board.

(e)             Waiver of Class Action and Representative Action Claims.  Except as otherwise required by law, the Parties expressly intend and agree that: (a) class action and representative action procedures shall neither be asserted nor apply in any arbitration conducted pursuant to this Agreement; (b) each Party will not assert class or representative action claims against the other in arbitration or otherwise; and (c) the Parties shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.

(f)             Waiver of Trial By Jury.  THE EXECUTIVE UNDERSTANDS AND FULLY AGREES THAT BY ENTERING INTO THIS AGREEMENT, BOTH THE COMPANY AND THE EXECUTIVE ARE GIVING UP THEIR CONSTITUTIONAL RIGHT TO HAVE A TRIAL BY JURY, AND ARE GIVING UP THEIR NORMAL RIGHTS OF APPEAL FOLLOWING THE RENDERING OF A DECISION, EXCEPT AS THE FEDERAL ARBITRATION ACT AND APPLICABLE FEDERAL LAW ALLOW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS.

(g)             Claims Procedure.  Arbitration shall be initiated pursuant to this Agreement upon written notice of either Party.  The aggrieved Party shall give written notice of any claim to the other Party by certified or registered mail, return receipt requested.  The Executive agrees to mail written notice of all claims to the Company’s General Counsel at 351 E. Evelyn Avenue, Mountain View, California 94041 (“Notice Address ”).  The Company agrees to mail written notice of all claims to Executive’s last known address on file with the Company.  The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.  Written notice of arbitration shall be initiated within the statute of limitations and other time limitations applicable to the claim(s) asserted.

(h)          Arbitrator Selection.  The Arbitrator shall be selected as provided in the JAMS Rules.

(i)            Discovery.  The JAMS Rules regarding discovery shall apply to any arbitration conducted under this Agreement.  The Arbitrator shall decide all discovery disputes.

(j)             Substantive Law.  The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted.  The Federal Rules of Evidence shall apply.  The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this Agreement.  The Arbitrator shall conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator.  The Arbitrator shall provide the Parties with a written decision explaining his or her findings and conclusions.  The Arbitrator’s decision shall be final and binding upon the Parties.

(k)          Motions.  The Arbitrator shall have jurisdiction to hear and decide prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the Arbitrator deems necessary.  The Arbitrator shall have the authority to set deadlines for completion of discovery and the filing of dispositive motions, and to set briefing schedules for any motions.  The Arbitrator shall have the authority to adjudicate any cause of action, claim, or defense, including entire claims, pursuant to a motion for summary adjudication and/or summary judgment, and, in deciding such motions, shall apply applicable substantive state or federal law.

(l)           Compelling Arbitration/Enforcing Award.  Either Party may bring an action in court to compel arbitration under this Agreement and to confirm, vacate or enforce an arbitration award.  Each Party shall bear its own attorney fees and costs and other expenses of such action.

(m)         Arbitration Fees and Costs.  The Company shall be responsible for the Arbitrator’s fees and expenses.  Each Party shall pay its own costs and attorneys’ fees, if any.

9.3.                            Amendment.

This Agreement may only be modified or amended in a writing that specifically states the intent to modify or amend the Agreement and that is signed by both Executive and the Chairman of the Board.

9.4                               Voluntary Agreement.

By executing this Agreement, the Parties represent that they have been given the opportunity to fully review, comprehend and negotiate the terms of this Agreement. The Parties understand the terms of this Agreement, and freely and voluntarily sign it.

9.5                               Withholdings.

All payments made or payable under this Agreement, including all severance payments, shall be subject to customary or legally required withholdings and authorized deductions.

9.6                               Severability.

The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable and neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  It is the intention of the parties that the limitations set forth in this Agreement be reasonable in all respects.  If for any reason any court of competent jurisdiction finds any provisions of this Agreement to be void or voidable, Executive and the Company agree that the court should reform such provision(s) to render the provision(s) enforceable ensuring that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law.

9.7                               Integration.

This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties with respect to Executive’s employment with the Company, are a complete merger of all prior negotiations and agreements with respect to that subject, and except as provided in Section 9.6 above, shall not be modified by word or deed, except in a writing signed by the parties.

9.8                               Waiver.  No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

9.9                               Construction.  Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the terms of this Agreement and to consult with counsel of their own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

9.10                        Conflicts with Policies or Prior Agreements. To the extent that this Agreement contradicts, is inconsistent or in conflict with any Company policies or prior agreements between or among any or all of the parties, including the Confidential Information, Invention Assignment and Arbitration Agreement, this Agreement supersedes any conflicting or inconsistent provision of any prior agreement and is controlling to the extent necessary to resolve such conflict or inconsistency. Any and all provisions in a prior agreement not inconsistent with this Agreement remain valid and binding.

9.11                        Legal Fees.  The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in negotiating this Agreement in good faith up to $20,000.

9.12                        Execution in Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the day and year first written above.

EXECUTIVE	COMPANY

VIVUS, Inc.

/s/ Seth H. Z. Fischer	/s/ John L. Slebir
Seth H. Z. Fischer	By:	John L. Slebir
	Its:	VP, General Counsel

EXHIBIT A

Confidential Information, Invention Assignment and Arbitration

VIVUS, INC.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

As a condition of my employment with VIVUS, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this VIVUS, Inc. At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (this “Agreement”):

1.                                      AT-WILL EMPLOYMENT

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED TERM AND CONSTITUTES “AT-WILL” EMPLOYMENT.  I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE PRESIDENT OR CHIEF EXECUTIVE OFFICER OF THE COMPANY.  ACCORDINGLY, I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE.  I FURTHER ACKNOWLEDGE THAT THE COMPANY MAY MODIFY JOB TITLES, SALARIES, AND BENEFITS FROM TIME TO TIME AS IT DEEMS NECESSARY.

2.                                      CONFIDENTIALITY

A.            Definition of Confidential Information.  I understand that “Company Confidential Information” means information that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential.  Company Confidential Information includes both information disclosed by the Company to me either before or after the effective date of this Agreement, and information developed or learned by me during the course of my employment with Company.  Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information.  By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefore, service provider lists and service providers, supplier lists and suppliers, customer lists and customers (including, but not limited to, service providers, suppliers and customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property.  Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records.  I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B.            Nonuse and Nondisclosure.  I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the President, Chief Executive Officer, or the Board of Directors of the Company. Prior to disclosure when compelled by applicable law; I shall provide prior written notice to the President, Chief Executive Officer, and General Counsel of the Company (as applicable).  I agree that I obtain no title to any Company Confidential Information, and that as between the Company and myself, the Company retains all Confidential Information as the sole property of the Company.  I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.  I understand that my obligations under this Section 0 shall continue after termination of my employment.

C.            Former Employer Confidential Information.  I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence.  I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D.            Third Party Information.  I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, service providers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes.  By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties.  I agree at all times during my employment with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties.  I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information.  I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or

violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

3.                                      OWNERSHIP

A.                  Assignment of Inventions.  As between Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided in Section 4.G below (collectively, “Inventions”), are the sole property of the Company.  I also agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of my right, title and interest in and to Inventions.  I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence.  I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

B.                  Pre-Existing Materials.  I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company and which are subject to California Labor Code Section 2870 (attached hereto as Exhibit B), and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions.  Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement or to perform my job duties.  I will inform the Company in writing before incorporating such Prior Inventions into any Invention or otherwise utilizing such Prior Invention in the course of my employment with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

C.                  Moral Rights.  Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”).  To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D.                  Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company.  The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company.  As between Company and myself, the records are and will be available to and remain the sole property of the Company at all times.  I further agree to return my Company issued computer, tablet, data storage device and handheld device (collectively, “Company Issued Devices”) to the Company upon my last day of employment with the Company.  I agree not to erase any data on the Company Issued Devices relating to the Inventions or my duties as an employee of the Company prior to returning such devices to the Company.

E.                   Further Assurances.  I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions.  I further agree that my obligations under this Section 4.E shall continue after the termination of this Agreement.

F.                    Attorney-in-Fact.  I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 4.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

G.                  Exception to Assignments.  I UNDERSTAND THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS TO THE COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT B).  I WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT I BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT A.

4.                                      CONFLICTING OBLIGATIONS

A.                  Current Obligations.  I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

B.                  Prior Relationships.  Without limiting Section 5.A, I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to become employed and perform the services for which I am being hired by the Company.  I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law.  I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement).  Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

5.                                      RETURN OF COMPANY MATERIALS

Upon separation from employment with the Company, on Company’s earlier request during my employment, or at any time subsequent to my employment upon demand from the Company, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else,  any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all devices and equipment belonging to the Company (including the Company Issued Devices and other electronic devices), all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property and the Company Issued Devices, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 4.D.  I also consent to an exit interview to confirm my compliance with this Article 6 and other provisions of this Agreement.

6.                                      TERMINATION CERTIFICATION

Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C.  I also agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

7.                                      NOTIFICATION OF NEW EMPLOYER

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

8.                                      SOLICITATION OF EMPLOYEES

To the fullest extent permitted under applicable law, I agree that during my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.  I agree that nothing in this Article 9 shall affect my continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Article 3.

9.                                      CONFLICT OF INTEREST GUIDELINES

I agree to diligently adhere to all policies of the Company, including the Company’s insider trading policies and the Company’s Conflict of Interest Guidelines.  A copy of the Company’s current Conflict of Interest Guidelines is attached as Exhibit D hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment.

10.                               REPRESENTATIONS

Without limiting my obligations under Section 4.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11.                               AUDIT

I acknowledge that I have no reasonable expectation of privacy in any technology system, email, telephone, voicemail, or documents or devices issued to me by the Company (each a “Company Issued Device”) that are used to conduct the business of the Company.  All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company.  As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion.  I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company Issued Devices or the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites.  I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all network traffic to and from any computer I may use.  The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me and/or in my absence.  This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks.  The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded.  In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

12.                               ARBITRATION AND EQUITABLE RELIEF

A.                  Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND MY RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT OR MY OFFER LETTER, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION PROVISIONS SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 1280 THROUGH 1294.2, INCLUDING SECTION 1281.8 (THE “ACT”), AND PURSUANT TO CALIFORNIA LAW, AND SHALL BE BROUGHT IN MY INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.  THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE ACT.  DISPUTES THAT I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS.  NOTWITHSTANDING THE FOREGOING, I UNDERSTAND THAT NOTHING IN THIS AGREEMENT

CONSTITUTES A WAIVER OF MY RIGHTS UNDER SECTION 7 OF THE NATIONAL LABOR RELATIONS ACT.  I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

B.                  Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules-employment-arbitration/ AND FROM HUMAN RESOURCES. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE.  I AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS.  I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PROVIDED BY APPLICABLE LAW.  I AGREE THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF.  I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT I SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT I INITIATE, BUT ONLY SO MUCH OF THE FILING FEES AS I WOULD HAVE INSTEAD PAID HAD I FILED A COMPLAINT IN A COURT OF LAW.  I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE AND THE CALIFORNIA EVIDENCE CODE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  I AGREE THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN SANTA CLARA COUNTY, CALIFORNIA UNLESS OTHERWISE AGREED TO BY THE COMPANY IN A WRITING SIGNED BY THE COMPANY’S CHIEF EXECUTIVE OFFICER OR PRESIDENT.

C.                  Remedy. EXCEPT AS PROVIDED BY THE ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY.  ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE ACT AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

D.                  Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT,

INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD.  THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

E.                   Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE.  I ACKNOWLEDGE AND AGREE THAT I HAVE RECEIVED A COPY OF THE TEXT OF CALIFORNIA LABOR CODE SECTION 2870 IN EXHIBIT B.  I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL.  FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

13.                               MISCELLANEOUS

A.                  Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California.  To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.

B.                  Assignability.  This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.  There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated.  Notwithstanding anything to the contrary herein, the Company is expressly authorized to assign this Agreement and its rights and obligations under this Agreement to any assignee in connection with a legitimate business purpose or any successor of a business unit or of all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

C.                  Entire Agreement.  This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations.  I represent and warrant that I am not relying on any statement or representation not contained in this Agreement.  Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

D.                  Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E.                   Severability.  If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F.                    Modification, Waiver.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President or Chief Executive Officer or General Counsel of the Company and me.  Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G.                  Survivorship.  The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

Date:
Signature

Name of Employee

Witness:

Signature

Name (typed or printed)

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☐ No inventions or improvements

☐ Additional Sheets Attached

Date:
Signature

Name of Employee (typed or printed)

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)                           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)                                 Result from any work performed by the employee for the employer.

(b)                                 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

VIVUS, INC. TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to VIVUS, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

I also agree that for twelve (12) months from this date, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.  I agree that nothing in this paragraph shall affect my continuing obligations under the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Article 3 (Confidentiality) thereof.

After leaving the Company’s employment, I will be employed by                                                                                                                                                                            in the position of                                                                                                                               .

Date:
Signature

Name of Employee (typed or printed)

Address for Notifications:

EXHIBIT D

VIVUS, INC. CONFLICT OF INTEREST GUIDELINES

It is the policy of VIVUS, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics.  Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company.  The following are potentially compromising situations that must be avoided:

1.                                      Revealing confidential information to outsiders or misusing confidential information.  Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.  (The At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2.                                      Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.                                      Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.                                      Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.                                      Initiating or approving any form of personal or social harassment of employees.

6.                                      Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.                                      Borrowing from or lending to employees, customers, or suppliers.

8.                                      Acquiring real estate of interest to the Company.

9.                                      Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.                               Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

11.                               Making any unlawful agreement with distributors with respect to prices.

12.                               Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

13.                               Engaging in any conduct that is not in the best interest of the Company.

Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review.  Violations of this conflict of interest policy may result in discharge without warning.

EXHIBIT B

Confidential Separation Agreement and General Release

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement ”) is being entered into between Seth H. Z. Fischer (“Executive ”) and VIVUS, Inc. (the “Company ”) in connection with the termination of Executive’s employment with the Company on [                          , 20    ] (the “Separation Date ”).

Whereas, in connection with Executive’s termination of employment effective as of [                          , 20    ], Executive is eligible to receive the severance benefits provided in Section 4 of the Employment Agreement (the “Employment Agreement ”) dated September 3, 2013, subject to the terms and conditions set forth therein including (but not limited to) entering into this Confidential Separation Agreement and General Release in favor of the Company under Section 4.10 of the Employment Agreement and the provisions of Section 8 of the Employment Agreement.

Whereas, in consideration for such severance benefits provided under Section 4 of the Employment Agreement  (the “Severance Benefits”) and pursuant to Section 4.10 of the Employment Agreement, the parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

Now, therefore, Executive covenants and agrees as follows:

1.                                      Unpaid Wages and PTO.  Executive was paid all outstanding, accrued salary and commissions, together with any accrued but unused vacation, on or before the Separation Date.

2.                                      Benefits. As of Executive’s Separation Date, Executive is not eligible to accrue additional benefits under  any of the Company’s benefit plans, including, but not limited to, any dental or medical insurance, long term care plans, retirement or 401(k) plans, vacation leave, sick leave, long term disability insurance, life insurance, or personal accident insurance. [Executive may be eligible to participate in a Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA ”) continuation coverage program or any similar state medical and dental insurance continuation coverage program and exercise conversion rights with respect to any group life insurance.]  Executive shall be entitled to payment of Accrued Amounts under the terms and conditions of any Company benefit plans or programs.

3.                                      Acknowledgement. Executive acknowledges and agrees that, other than the payments described in Section 1 of this Agreement,  the Accrued Amounts (as defined in Section 4.2 of the Employment Agreement) and the Severance Benefits, he has no entitlement to additional compensation or benefits due from his employment.  Executive further agrees that any Severance Benefit is not compensation for Executive’s services rendered through Executive’s Separation Date, but rather constitutes consideration for the promises contained in this Agreement.

4.                                      General Release.  Except for any rights granted under this Agreement, Executive, for himself, and for his heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, and their directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns, (collectively, the “Releasees ”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Executive ever had, may have had, now has, or that his heirs, assigns, executors or administrators hereinafter can, shall or may

1

have, whether known or unknown, asserted or unasserted, suspected or unsuspected in connection with Executive’s employment or the termination of that employment, or any act or omission with respect to Executive’s employment which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims ”).

a.                                      Released Claims.  The Released Claims released include, but are not limited to, any claims for monetary damages; any claims related to Executive’s employment with the Company or the termination thereof; any claims to severance or similar benefits; any claims to expenses, attorneys’ fees or other indemnities ; any claims based on actions or failure to act on or before the date of this Agreement; any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by one or by a person claiming to act on Executive’s behalf or in Executive’s interest.  Executive understands that the Released Claims might have arisen under many different local, state and federal statutes, regulations, case law and/or common law doctrines.  Executive hereby specifically, but without limitation, agrees to release all of the Releasees from any and all claims under the following:

i.                  Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the California Fair Employment and Housing Act, California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave); the California Equal Pay Law (which prohibits paying men and women unequal pay for equal work), California Labor Code Section 1197.5; the Unruh Civil Rights Act, California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation); New Jersey Law Against Discrimination, N.J.S.A. § 10:5-1 et seq.; or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

ii.               Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and the California Worker Adjustment and Retraining Notification Act, California Labor Code Sections 1400 et seq. (known as WARN laws, which require that advance notice be given of certain workforce reductions); the Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the California Labor Code (which regulates employment and wage and hour matters); the California Family Rights Act of 1993, California Government Code Section 12945.1 et seq. (which requires employers to provide leaves of absence under certain circumstances); New Jersey Family Leave Act, N.J.S.A. § 34:11B-1 et seq.; Conscientious Employee Protection Act (C.E.P.A.), N.J.S.A. §§ 34:19-1 et seq.; New Jersey Wage Laws, N.J.S.A. § 34:11 et seq.; and any other federal, state, or local statute, regulation, common law or decision relating to employment, such as veterans’ reemployment rights laws or any other aspect of employment.

iii.            Other laws of general application, such as any federal, state, or local law enforcing express or implied employment or other contracts or covenants; any other federal, state or local laws providing relief for alleged wrongful discharge, physical or personal injury, breach of contract,

2

emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law or decision otherwise regulating employment.

b.                                      Participation in Agency Proceedings.  Nothing in this Agreement shall prevent Executive from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC ”), the National Labor Relations Board (the “NLRB ”), the California Department of Fair Employment and Housing (the “DFEH ”), or other similar state or local agencies, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH or similar state or local agencies.  However, by entering into this Agreement, Executive understands and agrees that he is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH or similar state or local agency proceedings, including any subsequent legal action.

c.                                       Claims Not Released.  The Released Claims do not include claims by Executive for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4)  Accrued Amounts ; (5)  any rights for indemnification or contribution under the Company’s certificate of incorporation or by-laws, the laws of the state of incorporation or any rights to insurance coverage under any applicable directors’ and officers’ liability insurance policy and (6) any other rights that cannot by law be released by private agreement.

d.                                      Waiver of Rights under California Civil Code Section 1542.  Executive further acknowledges that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands that Section 1542 gives his the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right.  Even though Executive is aware of this right, Executive nevertheless hereby voluntarily waives the right described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown, arising from the subject matter of the Release.

Executive acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters released in this Agreement, and Executive agrees that this Agreement will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.  Executive represents and warrants that he has not previously filed or joined in any claims that are released in this Agreement and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released in this Agreement from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.

5.                                      Non-Disclosure of This Agreement.  Executive agrees that from and after the date of the receipt of this Agreement, he will not, directly or indirectly, provide to any person or entity any information concerning or relating to the negotiation of this Agreement or its terms and conditions,

3

except:  (i) to the extent specifically required by law or legal process or as authorized in writing by the Company; (ii) to his tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to his attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of his immediate family.  Executive agrees that prior to disclosing such information under parts (ii), (iii), or (iv), he will inform the recipients that they are bound by the limitations of this section.  Subsequent disclosure by any such recipients will be deemed to be a disclosure by Executive in breach of this Agreement.

6.                                      Obligations Regarding Confidential Information.  Executive hereby reaffirms his existing obligations, to the fullest extent permitted by law, under the Confidential Information, Invention Assignment, and Arbitration Agreement that he signed with the Company or its affiliates on or about September 3, 2013 (the “Confidentiality Agreement ”).  Executive understands that his obligations under the Confidentiality Agreement survive his employment with the Company as provided in that agreement.

7.                                      Return of Information and Property.  Executive hereby covenants and agrees that Executive shall promptly return all documents (whether in hard copy or electronic format), keys, credit cards, data devices, computer equipment, Company products, keycards, account information, and all other items which are the property of the Company and/or which contain confidential information.  Executive agrees to work in cooperation with the Company’s IT Department to delete all Company confidential information and Company contacts from his/his personal laptop computer, cellular phone and iPad.  If Executive fails to return any company property, the Company will deduct from the Severance an amount equal to the value of non-returned property.

8.                                      Non-disparagement.  Executive agrees that he will not make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its products, its employees, clients, contractors, agents, or any of the other Releasees as defined in Section 4. The Company agrees to instruct the Company’s officers not to make any disparaging statements about Executive to any third party, whether inside or outside the Company.

9.                                      General.  This Agreement and the Confidentiality Agreement contain the entire understanding and agreement between the parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing signed by both parties.  Executive has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement.  This Agreement shall be governed, construed, and enforced by the internal laws of the State of New Jersey, without regard to the choice of law rules of any jurisdiction.  To the extent any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in New Jersey for any lawsuit filed against the Executive by the Company. The language of all parts of this Agreement will in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the parties.  This Agreement will be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns.  Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.  The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.  This Agreement and the rights and obligations of the parties hereunder may not be assigned by Executive without the prior written consent of the Company, but may be assigned by the Company without Executive’s permission or consent.  If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any

4

way be affected or impaired thereby.  This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.

10.                               Arbitration and Equitable Relief.

a.                                Intent of Agreement.  The Company and the Executive agree and intend for this Agreement to govern the resolution of all disputes, claims and other matters that arise out of or concerning our relationship, whether related to Executive’s employment with the Company or not.  The Company and the Executive (collectively, “the Parties ”) shall resolve all such matters in accordance with the provisions of this Agreement.

b.                                Mandatory Arbitration.  The Parties agree that all claims, complaints, controversies, grievances, or disputes (collectively, “claims ”) that arise out of or relate in any way to the Parties’ relationship, whether based on contract, tort, statutory, or any other legal theory, shall be submitted to mandatory, binding arbitration in New Jersey before a neutral arbitrator who is licensed to practice law in the state in which the arbitration is convened (the “Arbitrator ”).  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended, and shall be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS ”), in accordance with pursuant to its then-current Employment Arbitration Rules & Procedures (the “JAMS Rules ”).  A copy of the Employment Arbitration Rules & Procedures is attached hereto as Exhibit C. The Rules are also available online at http://www.jamsadr.com/rules-employment-arbitration/.  The Parties or their representatives may also call JAMS at 800.352.5267 if they have questions about the arbitration process.  If the JAMS Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern.

c.                                 Covered Claims.  This Agreement covers all claims under federal, state or local law arising out of or relating to Executive’s application for employment with the Company, any offer of employment made by the Company, Executive’s employment by the Company, the breach of any employment agreement, the termination of Executive’s employment with the Company, or any other aspect of Executive’s employment relationship with the Company, claims that the Executive may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such, and claims that the Company may have against Executive.  The claims covered by this Agreement (the “Covered Claims ”) include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wrongful termination (constructive or actual) in violation of public policy, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, sex, gender, religion, national origin, age, marital status, medical condition, psychological condition, mental condition, disability, sexual orientation, or any other characteristic protected by law), claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, and Employee Retirement Income Security Act.  The Parties specifically agree that the Covered Claims include claims under the Fair Labor Standards Act, the California Labor Code, and other federal, state, or local laws governing wages, hours and working conditions, including, but not limited to, claims for overtime, unpaid wages, and meal period and rest break violations.

d.                                Claims Not Covered.  Claims for workers’ compensation, unemployment compensation benefits, claims as a stockholder or any other claims that, as a matter of law, the Parties cannot agree to arbitrate are not subject to, and are excluded from, this Agreement. Nothing in this Agreement shall be interpreted prohibit or preclude the filing of complaints with the California Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the National Labor Relations Board.

5

e.                                 Waiver of Class Action and Representative Action Claims.  Except as otherwise required by law, the Parties expressly intend and agree that: (a) class action and representative action procedures shall neither be asserted nor apply in any arbitration conducted pursuant to this Agreement; (b) each Party will not assert class or representative action claims against the other in arbitration or otherwise; and (c) the Parties shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.

f.                                  Waiver of Trial By Jury.  THE EXECUTIVE UNDERSTANDS AND FULLY AGREES THAT BY ENTERING INTO THIS AGREEMENT, BOTH THE COMPANY AND THE EXECUTIVE ARE GIVING UP THEIR CONSTITUTIONAL RIGHT TO HAVE A TRIAL BY JURY, AND ARE GIVING UP THEIR NORMAL RIGHTS OF APPEAL FOLLOWING THE RENDERING OF A DECISION, EXCEPT AS THE FEDERAL ARBITRATION ACT AND APPLICABLE FEDERAL LAW ALLOW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS.

g.                                Claims Procedure.  Arbitration shall be initiated pursuant to this Agreement upon written notice of either Party.  The aggrieved Party shall give written notice of any claim to the other Party by certified or registered mail, return receipt requested.  The Executive agrees to mail written notice of all claims to the Company’s General Counsel at 351 E. Evelyn Avenue, Mountain View, California 94041 (“Notice Address ”).  The Company agrees to mail written notice of all claims to Executive’s last known address on file with the Company.  The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.  Written notice of arbitration shall be initiated within the statute of limitations and other time limitations applicable to the claim(s) asserted.

h.                                Arbitrator Selection.  The Arbitrator shall be selected as provided in the JAMS Rules.

i.                                   Discovery.  The JAMS Rules regarding discovery shall apply to any arbitration conducted under this Agreement.  The Arbitrator shall decide all discovery disputes.

j.                                   Substantive Law.  The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted.  The Federal Rules of Evidence shall apply.  The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this Agreement.  The Arbitrator shall conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator.  The Arbitrator shall provide the Parties with a written decision explaining his or her findings and conclusions.  The Arbitrator’s decision shall be final and binding upon the Parties.

k.                                Motions.  The Arbitrator shall have jurisdiction to hear and decide prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the Arbitrator deems necessary.  The Arbitrator shall have the authority to set deadlines for completion of discovery and the filing of dispositive motions, and to set briefing schedules for any motions.  The Arbitrator shall have the authority to adjudicate any cause of action, claim, or defense, including entire claims, pursuant to a motion for summary adjudication and/or summary judgment, and, in deciding such motions, shall apply applicable substantive state or federal law.

l.                                   Compelling Arbitration/Enforcing Award.  Either Party may bring an action in court to compel arbitration under this Agreement and to confirm, vacate or enforce an arbitration award.  Each Party shall bear its own attorney fees and costs and other expenses of such action.

6

m.                            Arbitration Fees and Costs.  The Company shall be responsible for the Arbitrator’s fees and expenses.  Each Party shall pay its own costs and attorneys’ fees, if any; provided, however, if the Arbitrator determines that the Executive’s position was asserted in good faith with a reasonable basis, the Company shall pay the Executive’s reasonable attorneys’ fees and costs .  Under no circumstances shall the Executive be responsible for the Company’s attorneys’ fees

n.                                Term of Agreement.  This Agreement shall survive the termination of Executive’s employment.  It may only be revoked or modified in a writing that specifically states the intent to revoke or modify the Agreement and that is signed by both Executive and the Chairman of the Board.

o.                                Severability.  If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision shall be severed and such adjudication shall not affect the validity of the remainder of this Agreement.

p.                                Voluntary Agreement. By executing this Agreement, the Parties represent that they have been given the opportunity to fully review, comprehend and negotiate the terms of this Agreement. The Parties understand the terms of this Agreement, and freely and voluntarily sign it.

11.                               No Admission; Attorneys’ Fees.  The parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them.  In any action to enforce the terms of this Agreement, the prevailing party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

12.                               ADEA Acknowledgment/Time Periods.  With respect to the General Release in Section 4 hereof, Executive agrees and understands that by signing this Agreement, he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.  Executive acknowledges that he has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.

13.                               Consideration Period. Executive further acknowledges that he is hereby being advised in writing to consult with a competent, independent attorney of his or her choice, at his or her own expense, regarding the legal effect of this Agreement before signing it, and that he is being given a period of twenty-one (21) days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the twenty-one (21) day period.

14.                               Revocation Period. Executive understands that he has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7) day period has expired without revocation.  For a revocation to be effective, written notice must be received by the Chief Financial Officer of the Company at 351 E. Evelyn Avenue, Mountain View, California 94041, by no later than 9:00 a.m. on the eighth (8th) calendar day after the date by which Executive has signed this Agreement (“Revocation Deadline ”).

15.                               Execution.  Executive agrees that he will not sign and execute this Agreement before his Separation Date.  Executive understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Executive signs but then timely revokes the Agreement or (2) the Agreement is not signed by Executive on or before the twenty-first (21st) day after Executive receives it.

[SIGNATURE PAGE FOLLOWS]

7

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

EXECUTIVE:

Name: Seth H. Z. Fischer

Date: , 20

VIVUS, INC.

By:
Name:
Title:

Date: , 20

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF 21-DAY CONSIDERATION PERIOD

I, Seth H. Z. Fischer, understand that I have twenty-one (21) days within which to consider and execute the attached Confidential Separation Agreement and General Release.  However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Confidential Separation Agreement and General Release before such twenty-one (21) day period has expired.

Date	Executive Signature

EXHIBIT C

to the Employment Agreement and Schedule 1 to the Separation Agreement

Employment Arbitration Rules & Procedures

EMPLOYMENT JAMS EMPLOYMENT ARBITRATION RULES & PROCEDURES EFFECTIVE JULY 15, 2009

JAMS EMPLOYMENT ARBITRATION RULES & PROCEDURES JAMS provides arbitration and mediation services from Resolution Centers located throughout the United States. Its arbitrators and mediators hear and resolve some of the nation’s largest, most complex and contentious disputes, utilizing JAMS Rules & Procedures as well as the rules of other domestic and international arbitral institutions. JAMS arbitrators and mediators are full-time neutrals who come from the ranks of retired state and federal judges and prominent attorneys. These highly trained and experienced ADR professionals are dedicated to the highest ethical standards of conduct. Parties wishing to write a pre-dispute JAMS arbitration clause into their agreement should review the sample arbitration clauses on Page 4. These clauses may be modified to tailor the arbitration process to meet the parties’ individual needs.

TABLE OF CONTENTS Sample Clauses for Use in Employment Dispute Resolution Programs and Contracts Sample Clause for Mediation Only 4 Sample Clause for Mediation and Arbitration 4 Case Management Fees 5 JAMS Employment Arbitration Rules & Procedures Rule 1. Scope of Rules 6 Rule 2. Party-Agreed Procedures 7 Rule 3. Amendment of Rules 7 Rule 4. Conflict with Law 7 Rule 5. Commencing an Arbitration 7 Rule 6. Preliminary and Administrative Matters 8 Rule 7. Number of Arbitrators and Appointment of Chairperson 10 Rule 8. Service 10 Rule 9. Notice of Claims 12 Rule 10. Changes of Claims 13 Rule 11. Interpretation of Rules and Jurisdictional Challenges 13 Rule 12. Representation 14 Rule 13. Withdrawal from Arbitration 14 Rule 14. Ex Parte Communications 14 Rule 15. Arbitrator Selection and Replacement 15 Rule 16. Preliminary Conference 17 Rule 17. Exchange of Information 17 Rule 18. Summary Disposition of a Claim or Issue 18 Rule 19. Scheduling and Location of Hearing 19 Rule 20. Pre-Hearing Submissions 19 Rule 21. Securing Witnesses and Documents for the Arbitration Hearing 20 Rule 22. The Arbitration Hearing 20 Rule 23. Waiver of Hearing 22 Rule 24. Awards 22 Rule 25. Enforcement of the Award 24 Rule 26. Confidentiality and Privacy 25 Rule 27. Waiver 25 Rule 28. Settlement and Consent Award 25 Rule 29. Sanctions 26 Rule 30. Disqualification of the Arbitrator as a Witness or Party and Exclusion of Liability 26 Rule 31. Fees 27 Rule 32. Bracketed (or High-Low) Arbitration Option 28 Rule 33. Final Offer (or Baseball) Arbitration Option 28 Rule 34. Optional Arbitration Appeal Procedure 29

4 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 5 CASE MANAGEMENT FEES JAMS charges a nominal Case Management Fee. For arbitrations the Case Management Fee is: HEARING LENGTH FEE 1 to 3 days $400 per party, per day (1 day is defined as 10 hours of professional time) Time in excess of initial 30 hours 10% of professional fees JAMS neutrals set their own hourly, partial and full-day rates. For information on individual neutrals’ rates and the Case Management Fee, please contact JAMS at 800-352-JAMS. The Case Management Fee structure is subject to change. All of the JAMS Rules, including the Employment Arbitration Rules set forth below, can be accessed at the JAMS website: www.jamsadr.com. SAMPLE CLAUSES FOR USE IN EMPLOYMENT DISPUTE RESOLUTION PROGRAMS AND CONTRACTS The following are basic sample clauses providing for mediation or arbitration in an employment contract. A variety of issues may affect the enforceability or effectiveness of these sample clauses; therefore, it is recommended that you review applicable law in your jurisdiction and consult experienced counsel for advice. The information contained herein should not be considered legal advice or legal opinion. For information about setting a case, call your local JAMS office at 1-800-352-5267. Sample Clause for Mediation Only Any controversy, dispute or claim arising out of or relating to this [contract] or breach thereof shall first be settled through good faith negotiation [OR company employment program] [other]. If the dispute cannot be settled through negotiation [OR company employment program] [other], the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. Sample Clause for Mediation and Arbitration Any controversy, dispute or claim arising out of or relating to this [contract] or breach thereof shall first be settled through good faith negotiation [OR company employment program] [other]. If the dispute cannot be settled through negotiation [OR company employment program] [other], the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to [binding] arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction.

6 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 7 JAMS EMPLOYMENT ARBITRATION RULES & PROCEDURES NOTICE: These Rules are the copyrighted property of JAMS. They cannot be copied, reprinted or used in any way without permission of JAMS, unless they are being used by the parties to an arbitration as the rules for that arbitration. If they are being used as the rules for an arbitration, proper attribution must be given to JAMS. If you wish to obtain permission to use our copyrighted materials, please contact JAMS at 949-224-1810. Rule 1. Scope of Rules (a) The JAMS Employment Arbitration Rules & Procedures (“Rules”) govern binding Arbitrations of disputes or claims that are administered by JAMS and in which the Parties agree to use these Rules or, in the absence of such agreement, the disputes or claims are employment-related, unless other Rules are prescribed. (b) The Parties shall be deemed to have made these Rules a part of their Arbitration agreement (“Agreement”) whenever they have provided for Arbitration by JAMS under its Employment Rules or for Arbitration by JAMS without specifying any particular JAMS Rules and the disputes or claims meet the criteria of the first paragraph of this Rule. (c) The authority and duties of JAMS are prescribed in the Agreement of the Parties and in these Rules, and may be carried out through such representatives as it may direct. (d) JAMS may, in its discretion, assign the administration of an Arbitration to any of its Resolution Centers. (e) The term “Party” as used in these Rules includes Parties to the Arbitration and their counsel or representatives. (f) “Electronic filing” (e-file) means the electronic transmission of documents to and from JAMS and other Parties for the purpose of filing via the Internet. “Electronic service” (e-service) means the electronic transmission of documents via JAMS Electronic Filing System to a party, attorney or representative under these Rules. Rule 2. Party-Agreed Procedures The Parties may agree on any procedures not specified herein or in lieu of these Rules that are consistent with the applicable law and JAMS policies including, without limitation, the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, and Rules 15(i), 30 and 31. The Parties shall promptly notify JAMS of any such Party-agreed procedures and shall confirm such procedures in writing. The Party-agreed procedures shall be enforceable as if contained in these Rules. Rule 3. Amendment of Rules JAMS may amend these Rules without notice. The Rules in effect on the date of the commencement of an Arbitration (as defined in Rule 5) shall apply to that Arbitration, unless the Parties have agreed upon another version of the Rules. Rule 4. Conflict with Law If any of these Rules, or modification of these Rules agreed on by the Parties, is determined to be in conflict with a provision of applicable law, the provision of law will govern over the Rule in conflict, and no other Rule will be affected. Rule 5. Commencing an Arbitration (a) The Arbitration is deemed commenced when JAMS confirms in a Commencement Letter its receipt of one of the following: (i) A post-dispute Arbitration agreement fully executed by all Parties and that specifies JAMS administration or use of any JAMS Rules; or (ii) A pre-dispute written contractual provision requiring the Parties to arbitrate the employment dispute or claim and which specifies JAMS administration or use of any JAMS Rules or which the Parties agree shall be administered by JAMS; or (iii) A written confirmation of an oral agreement of all Parties to participate in an Arbitration administered by JAMS or conducted pursuant to any JAMS Rules; or (iv) A copy of a court order compelling Arbitration at JAMS. (b) The Commencement Letter shall confirm which one of the above requirements for commencement has been met, that JAMS has received all payments required under the applicable fee schedule, and that the claimant has

8 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 9 provided JAMS with contact information for all Parties along with evidence that the Demand has been served on all Parties. (c) If a Party that is obligated to arbitrate in accordance with subparagraph (a) of this Rule fails to agree to participate in the Arbitration process, JAMS shall confirm in writing that Party’s failure to respond or participate and, pursuant to Rule 19, the Arbitrator, once appointed, shall schedule, and provide appropriate notice of a Hearing or other opportunity for the Party demanding the Arbitration to demonstrate its entitlement to relief. (d) The date of commencement of the Arbitration is the date of the Commencement Letter, but it is not intended to be applicable to any legal requirements such as the statute of limitations, any contractual limitations period, or claims notice requirements. The term “commencement” as used in this Rule is intended only to pertain to the operation of this and other rules (such as Rule 3, 9(a), 9(c), 13(a), 17(a), 31(a).) Rule 6. Preliminary and Administrative Matters (a) JAMS may convene, or the Parties may request, administrative conferences to discuss any procedural matter relating to the administration of the Arbitration. (b) If no Arbitrator has yet been appointed, at the request of a Party and in the absence of Party agreement, JAMS may determine the location of the Hearing, subject to Arbitrator review. In determining the location of the Hearing, such factors as the subject matter of the dispute, the convenience of the Parties and witnesses and the relative resources of the Parties shall be considered, but in no event will the Hearing be scheduled in a location that precludes attendance by the Employee. (c) If, at any time, any Party has failed to pay fees or expenses in full, JAMS may order the suspension or termination of the proceedings. JAMS may so inform the Parties in order that one of them may advance the required payment. If one Party advances the payment owed by a non-paying Party, the Arbitration shall proceed and the Arbitrator may allocate the non-paying Party’s share of such costs, in accordance with Rules 24(f) and 31(c). An administrative suspension shall toll any other time limits contained in these Rules or the Parties’ Agreement. (d) JAMS does not maintain an official record of documents filed in the Arbitration. If the Parties wish to have any documents returned to them, they must advise JAMS in writing within 30 days of the conclusion of the Arbitration. If special arrangements are required regarding file maintenance or document retention, they must be agreed to in writing and JAMS reserves the right to impose an additional fee for such special arrangements. Documents that are submitted for e-filing are retained for 30 days following the conclusion of the Arbitration. (e) Unless the Parties’ agreement or applicable law provides otherwise, JAMS, if it determines that the Arbitrations so filed have common issues of fact or law, may consolidate Arbitrations in the following instances: (i) If a Party files more than one Arbitration with JAMS, JAMS may consolidate the Arbitrations into a single arbitration. (ii) Where a Demand or Demands for Arbitration is or are submitted naming Parties already involved in another Arbitration or Arbitrations pending under these Rules, JAMS may decide that the new case or cases shall be consolidated into one or more of the pending proceedings and referred to one of the Arbitrators or panels of Arbitrators already appointed. (iii) Where a Demand or Demands for Arbitration is or are submitted naming parties that are not identical to the Parties in the existing Arbitration or Arbitrations, JAMS may decide that the new case or cases shall be consolidated into one or more of the pending proceedings and referred to one of the Arbitrators or panels of Arbitrators already appointed. When rendering its decision, JAMS will take into account all circumstances, including the links between the cases and the progress already made in the existing Arbitrations. Unless applicable law provides otherwise, where JAMS decides to consolidate a proceeding into a pending Arbitration, the Parties to the consolidated case or cases will be deemed to have waived their right to designate an Arbitrator as well as any contractual provision with respect to the site of the Arbitration.

10 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 11 (f) Where a third party seeks to participate in an Arbitration already pending under these Rules or where a Party to an Arbitration under these Rules seeks to compel a third party to participate in a pending Arbitration, the Arbitrator shall determine such request, taking into account all circumstances the Arbitrator deems relevant and applicable. Rule 7. Number of Arbitrators and Appointment of Chairperson (a) The Arbitration shall be conducted by one neutral Arbitrator unless all Parties agree otherwise. In these Rules, the term “Arbitrator” shall mean, as the context requires, the Arbitrator or the panel of Arbitrators in a tripartite Arbitration. (b) In cases involving more than one Arbitrator the Parties shall agree on, or in the absence of agreement JAMS shall designate, the Chairperson of the Arbitration Panel. If the Parties and the Arbitrators agree, a single member of the Arbitration Panel may, acting alone, decide discovery and procedural matters, including the conduct of hearings to receive documents and testimony from third parties who have been subpoenaed to produce documents. (c) Where the Parties have agreed that each Party is to name one Arbitrator, the Arbitrators so named shall be neutral and independent of the appointing Party unless the Parties have agreed that they shall be non-neutral. Rule 8. Service (a) The Arbitrator may at any time require electronic filing and service of documents in an Arbitration. If an Arbitrator requires electronic filing, the Parties shall maintain and regularly monitor a valid, usable and live email address for the receipt of all documents filed through JAMS Electronic Filing System. Any document filed electronically shall be considered as filed with JAMS when the transmission to JAMS Electronic Filing System is complete. Any document e-filed by 11:59 p.m. (of the sender’s time zone) shall be deemed filed on that date. Upon completion of filing, JAMS Electronic Filing System shall issue a confirmation receipt that includes the date and time of receipt. The confirmation receipt shall serve as proof of filing. (b) Every document filed with JAMS Electronic Filing System shall be deemed to have been signed by the Arbitrator, Case Manager, attorney or declarant who submits the document to JAMS Electronic Filing System, and shall bear the typed name, address, telephone number, and Bar number of a signing attorney. Documents containing signatures of third-parties (i.e., unopposed motions, affidavits, stipulations, etc.) may also be filed electronically by indicating that the original signatures are maintained by the filing Party in paper-format. (c) Delivery of e-service documents through JAMS Electronic Filing System to other registered users shall be considered as valid and effective service and shall have the same legal effect as an original paper document. Recipients of e-service documents shall access their documents through JAMS Electronic Filing System. E-service shall be deemed complete when the party initiating e-service completes the transmission of the electronic document(s) to JAMS Electronic Filing System for e-filing and/or e-service. Upon actual or constructive receipt of the electronic document(s) by the party to be served, a Certificate of Electronic Service shall be issued by JAMS Electronic Filing System to the party initiating e-service and that Certificate shall serve as proof of service. Any party who ignores or attempts to refuse e-service shall be deemed to have received the electronic document(s) 72 hours following the transmission of the electronic document(s) to JAMS Electronic Filing System. (d) If an electronic filing or service does not occur because of (1) an error in the transmission of the document to JAMS Electronic Filing System or served Party which was unknown to the sending Party, (2) a failure to process the electronic document when received by JAMS Electronic Filing System, (3) the Party was erroneously excluded from the service list, or (4) other technical problems experienced by the filer, the Arbitrator or JAMS may for good cause shown permit the document to be filed nunc pro tunc to the date it was first attempted to be sent electronically. Or, in the case of service, the Party shall, absent extraordinary circumstances, be entitled to an order extending the date for any response or the period within which any right, duty or other act must be performed. (e) For documents that are not filed electronically, service by a Party under these Rules is effected by providing one signed copy of the document to each Party and two copies in the case of a sole Arbitrator and four copies in the case of a tripartite panel to JAMS. Service may be made

12 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 13 by hand-delivery, overnight delivery service or U.S. mail. Service by any of these means is considered effective upon the date of deposit of the document. Service by electronic mail or facsimile transmission is considered effective upon transmission, but only if followed within one week of delivery by service of an appropriate number of copies and originals by one of the other service methods. In computing any period of time prescribed or allowed by these Rules for a Party to do some act within a prescribed period after the service of a notice or other paper on the Party and the notice or paper is served on the Party only by U.S. Mail, three (3) calendar days shall be added to the prescribed period. Rule 9. Notice of Claims (a) Each Party shall afford all other Parties reasonable and timely notice of its claims, affirmative defenses or counterclaims. Any such notice shall include a short statement of its factual basis. No claim, remedy, counterclaim, or affirmative defense will be considered by the Arbitrator in the absence of such prior notice to the other Parties, unless the Arbitrator determines that no Party has been unfairly prejudiced by such lack of formal notice or all Parties agree that such consideration is appropriate notwithstanding the lack of prior notice. (b) Within fourteen (14) calendar days after the commencement of an Arbitration, Claimant shall submit to JAMS and serve on the other Parties a notice of its claim and remedies sought. Such notice shall consist of either a Demand for Arbitration or a copy of a Complaint previously filed with a court. (In the latter case, Claimant may accompany the Complaint with a copy of any Answer to that Complaint filed by any Respondent.) (c) Within fourteen (14) calendar days of service of the notice of claim, a Respondent may submit to JAMS and serve on other Parties a response and must so submit and serve a statement of any affirmative defenses (including jurisdictional challenges) or counterclaims it may have. (d) Within fourteen (14) calendar days of service of a counterclaim, a claimant may submit to JAMS and serve on other Parties a response to such counterclaim and must so submit and serve a statement of any affirmative defenses (including jurisdictional challenges) it may have. (e) Any claim or counterclaim to which no response has been served will be deemed denied. Rule 10. Changes of Claims After the filing of a claim and before the Arbitrator is appointed, any Party may make a new or different claim against a Party or any third Party that is subject to Arbitration in the proceeding. Such claim shall be made in writing, filed with JAMS and served on the other Parties. Any response to the new claim shall be made within fourteen (14) calendar days after service of such claim. After the Arbitrator is appointed, no new or different claim may be submitted except with the Arbitrator’s approval. A Party may request a Hearing on this issue. Each Party has the right to respond to any new or amended claim in accordance with Rule 9(d). Rule 11. Interpretation of Rules and Jurisdictional Challenges (a) Once appointed, the Arbitrator shall resolve disputes about the interpretation and applicability of these Rules and conduct of the Arbitration Hearing. The resolution of the issue by the Arbitrator shall be final. (b) Whenever in these Rules a matter is to be determined by “JAMS” (such as in Rules 6; 11 (d); 15(d), (f), (g) or (i)), such determination shall be made in accordance with JAMS administrative procedures. (c) Jurisdictional and arbitrability disputes, including disputes over the formation, existence, validity, interpretation or scope of the agreement under which Arbitration is sought, and who are proper Parties to the Arbitration, shall be submitted to and ruled on by the Arbitrator. Unless the relevant law requires otherwise, the Arbitrator has the authority to determine jurisdiction and arbitrability issues as a preliminary matter. (d) Disputes concerning the appointment of the Arbitrator shall be resolved by JAMS. (e) The Arbitrator may, upon a showing of good cause or sua sponte, when necessary to facilitate the Arbitration, extend any deadlines established in these Rules, provided that the time for rendering the Award may only be altered in accordance with Rules 22(i) or 24.

14 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 15 Rule 12. Representation (a) The Parties may be represented by counsel or any other person of the Party’s choice. Each Party shall give prompt written notice to the Case Manager and the other Parties of the name, address, telephone and fax numbers, and email address of its representative. The representative of a Party may act on the Party’s behalf in complying with these Rules. (b) Changes in Representation. A Party shall give prompt written notice to the Case Manager and the other Parties of any change in its representation, including the name, address, telephone and fax numbers, and email address of the new representative. Such notice shall state that the written consent of the former representative, if any, and of the new representative, has been obtained and shall state the effective date of the new representation. Rule 13. Withdrawal from Arbitration (a) No Party may terminate or withdraw from an Arbitration after the issuance of the Commencement Letter (see Rule 5) except by written agreement of all Parties to the Arbitration. (b) A Party that asserts a claim or counterclaim may unilaterally withdraw that claim or counterclaim without prejudice by serving written notice on the other Parties and on the Arbitrator. However, the opposing Parties may, within fourteen (14) calendar days of service of notice of the withdrawal of the claim or counterclaim, request that the Arbitrator order that the withdrawal be with prejudice. If such a request is made, it shall be determined by the Arbitrator. Rule 14. Ex Parte Communications (a) No Party may have any ex parte communication with a neutral Arbitrator jointly selected by the Parties. The Arbitrator(s) may authorize any Party to communicate directly with the Arbitrator(s) by email or other written correspondence, so long as copies are simultaneously forwarded to the JAMS Case Manager and the other Parties. (b) A Party may have ex parte communication with its appointed neutral or non-neutral Arbitrator as necessary to secure the Arbitrator’s services and to assure the absence of conflicts and in connection with the selection of the Chairperson of the arbitral panel. (c) The Parties may agree to permit more extensive ex parte communication between a Party and a non-neutral Arbitrator. More extensive communications with a nonneutral arbitrator may also be permitted by applicable law and rules of ethics. Rule 15. Arbitrator Selection and Replacement (a) Unless the Arbitrator has been previously selected by agreement of the Parties, JAMS may attempt to facilitate agreement among the Parties regarding selection of the Arbitrator. (b) If the Parties do not agree on an Arbitrator, JAMS shall send the Parties a list of at least five (5) Arbitrator candidates in the case of a sole Arbitrator and ten (10) Arbitrator candidates in the case of a tripartite panel. JAMS shall also provide each Party with a brief description of the background and experience of each Arbitrator candidate. JAMS may replace any or all names on the list of Arbitrator candidates for reasonable cause at any time before the Parties have submitted their choice pursuant to subparagraph (c) below. (c) Within seven (7) calendar days of service by the Parties of the list of names, each Party may strike two (2) names in the case of a sole Arbitrator and three (3) names in the case of a tripartite panel, and shall rank the remaining Arbitrator candidates in order of preference. The remaining Arbitrator candidate with the highest composite ranking shall be appointed the Arbitrator. JAMS may grant a reasonable extension of the time to strike and rank the Arbitrator candidates to any Party without the consent of the other Parties. (d) If this process does not yield an Arbitrator or a complete panel, JAMS shall designate the sole Arbitrator or as many members of the tripartite panel as are necessary to complete the panel. (e) If a Party fails to respond to a list of Arbitrator candidates within seven (7) calendar days after its service, JAMS shall deem that Party to have accepted all of the Arbitrator candidates.

16 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 17 (f) Entities whose interests are not adverse with respect to the issues in dispute shall be treated as a single Party for purposes of the Arbitrator selection process. JAMS shall determine whether the interests between entities are adverse for purposes of Arbitrator selection, considering such factors as whether the entities are represented by the same attorney and whether the entities are presenting joint or separate positions at the Arbitration. (g) If, for any reason, the Arbitrator who is selected is unable to fulfill the Arbitrator’s duties, a successor Arbitrator shall be chosen in accordance with this Rule. If a member of a panel of Arbitrators becomes unable to fulfill his or her duties after the beginning of a Hearing but before the issuance of an Award, a new Arbitrator will be chosen in accordance with this Rule unless, in the case of a tripartite panel, the Parties agree to proceed with the remaining two Arbitrators. JAMS will make the final determination as to whether an Arbitrator is unable to fulfill his or her duties, and that decision shall be final. (h) Any disclosures regarding the selected Arbitrator shall be made as required by law or within ten (10) calendar days from the date of appointment. The obligation of the Arbitrator to make all required disclosures continues throughout the Arbitration process. Such disclosures may be provided in electronic format, provided that JAMS will produce a hard copy to any Party that requests it. (i) At any time during the Arbitration process, a Party may challenge the continued service of an Arbitrator for cause. The challenge must be based upon information that was not available to the Parties at the time the Arbitrator was selected. A challenge for cause must be in writing and exchanged with opposing Parties who may respond within seven (7) days of service of the challenge. JAMS shall make the final determination as to such challenge. Such determination shall take into account the materiality of the facts and any prejudice to the Parties. That decision will be final. (j) Where the Parties have agreed that a Party-appointed Arbitrator is to be non-neutral, that Party-appointed Arbitrator is not obliged to withdraw if requested to do so only by the party who did not appoint that Arbitrator. Rule 16. Preliminary Conference At the request of any Party or at the direction of the Arbitrator, a Preliminary Conference shall be conducted with the Parties or their counsel or representatives. The Preliminary Conference may address any or all of the following subjects: (a) The exchange of information in accordance with Rule 17 or otherwise; (b) The schedule for discovery as permitted by the Rules, as agreed by the Parties or as required or authorized by applicable law; (c) The pleadings of the Parties and any agreement to clarify or narrow the issues or structure the Arbitration Hearing; (d) The scheduling of the Hearing and any pre-Hearing exchanges of information, exhibits, motions or briefs; (e) The attendance of witnesses as contemplated by Rule 21; (f) The scheduling of any dispositive motion pursuant to Rule 18; (g) The premarking of exhibits; preparation of joint exhibit lists and the resolution of the admissibility of exhibits; (h) The form of the Award; and (i) Such other matters as may be suggested by the Parties or the Arbitrator. The Preliminary Conference may be conducted telephonically and may be resumed from time to time as warranted. Rule 17. Exchange of Information (a) The Parties shall cooperate in good faith in the voluntary and informal exchange of all non-privileged documents and other information (including electronically stored information (“ESI”)) relevant to the dispute or claim immediately after commencement of the Arbitration. They shall complete an initial exchange of all relevant, nonprivileged documents, including, without limitation, copies of all documents in their possession or control on which

18 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 19 they rely in support of their positions, names of individuals whom they may call as witnesses at the Arbitration Hearing, and names of all experts who may be called to testify at the Arbitration Hearing, together with each expert’s report that may be introduced at the Arbitration Hearing, within twenty-one (21) calendar days after all pleadings or notice of claims have been received. The Arbitrator may modify these obligations at the Preliminary Conference. (b) Each Party may take at least one deposition of an opposing Party or an individual under the control of the opposing Party. The Parties shall attempt to agree on the number, time, location, and duration of the deposition(s). Absent agreement, the Arbitrator shall determine these issues including whether to grant a request for additional depositions, based upon the reasonable need for the requested information, the availability of other discovery, and the burdensomeness of the request on the opposing Parties and witness. (c) As they become aware of new documents or information, including experts who may be called upon to testify, all Parties continue to be obligated to provide relevant, nonprivileged documents, to supplement their identification of witnesses and experts and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents that were not previously exchanged, or witnesses and experts that were not previously identified, may not be considered by the Arbitrator at the Hearing, unless agreed by the Parties or upon a showing of good cause. (d) The Parties shall promptly notify JAMS when a dispute exists regarding discovery issues. A conference shall be arranged with the Arbitrator, either by telephone or in person, and the Arbitrator shall decide the dispute. With the written consent of all Parties, and in accordance with an agreed written procedure, the Arbitrator may appoint a special master to assist in resolving a discovery dispute. Rule 18. Summary Disposition of a Claim or Issue The Arbitrator may permit any Party to file a Motion for Summary Disposition of a particular claim or issue, either by agreement of all interested Parties or at the request of one Party, provided other interested Parties have reasonable notice to respond to the motion. Rule 19. Scheduling and Location of Hearing (a) The Arbitrator, after consulting with the Parties that have appeared, shall determine the date, time and location of the Hearing. The Arbitrator and the Parties shall attempt to schedule consecutive Hearing days if more than one day is necessary. (b) If a Party has failed to participate in the Arbitration process, and the Arbitrator reasonably believes that the Party will not participate in the Hearing, the Arbitrator may set the Hearing without consulting with that Party. The non-participating Party shall be served with a Notice of Hearing at least thirty (30) calendar days prior to the scheduled date unless the law of the relevant jurisdiction allows for or the Parties have agreed to shorter notice. (c) The Arbitrator, in order to hear a third party witness, or for the convenience of the Parties or the witnesses, may conduct the Hearing at any location. Any JAMS Resolution Center may be designated a Hearing location for purposes of the issuance of a subpoena or subpoena duces tecum to a third party witness. Rule 20. Pre-Hearing Submissions (a) Except as set forth in any scheduling order that may be adopted, at least fourteen (14) calendar days before the Arbitration Hearing, the Parties shall file with JAMS and serve and exchange (1) a list of the witnesses they intend to call, including any experts, (2) a short description of the anticipated testimony of each such witness and an estimate of the length of the witness’ direct testimony, and (3) a list of all exhibits intended to be used at the Hearing. The Parties should exchange with each other a copy of any such exhibits to the extent that it has not been previously exchanged. The Parties should pre-mark exhibits and shall attempt to resolve any disputes regarding the admissibility of exhibits prior to the Hearing. (b) The Arbitrator may require that each Party submit concise written statements of position, including summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for the requested Award or denial of relief sought. The statements, which may be in the form of a letter, shall be filed with JAMS and served upon the other Parties, at least seven (7) calendar days before the Hearing date. Rebuttal statements or

20 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 21 other pre-Hearing written submissions may be permitted or required at the discretion of the Arbitrator. Rule 21. Securing Witnesses and Documents for the Arbitration Hearing At the written request of a Party, all other Parties shall produce for the Arbitration Hearing all specified witnesses in their employ or under their control without need of subpoena. The Arbitrator may issue subpoenas for the attendance of witnesses or the production of documents either prior to or at the Hearing pursuant to this Rule or Rule 19(c). The subpoena or subpoena duces tecum shall be issued in accordance with the applicable law. Pre-issued subpoenas may be used in jurisdictions that permit them. In the event a Party or a subpoenaed person objects to the production of a witness or other evidence, the Party or subpoenaed person may file an objection with the Arbitrator, who shall promptly rule on the objection, weighing both the burden on the producing Party and witness and the need of the proponent for the witness or other evidence. Rule 22. The Arbitration Hearing (a) The Arbitrator will ordinarily conduct the Arbitration Hearing in the manner set forth in these Rules. The Arbitrator may vary these procedures if it is determined reasonable and appropriate to do so. It is expected that the Employee will attend the Arbitration Hearing, as will any other individual Party with information about a significant issue. (b) The Arbitrator shall determine the order of proof, which will generally be similar to that of a court trial. (c) The Arbitrator shall require witnesses to testify under oath if requested by any Party, or otherwise in the discretion of the Arbitrator. (d) Strict conformity to the rules of evidence is not required, except that the Arbitrator shall apply applicable law relating to privileges and work product. The Arbitrator shall consider evidence that he or she finds relevant and material to the dispute, giving the evidence such weight as is appropriate. The Arbitrator may be guided in that determination by principles contained in the Federal Rules of Evidence or any other applicable rules of evidence. The Arbitrator may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all Parties are afforded the opportunity to present material and relevant evidence. (e) The Arbitrator shall receive and consider relevant deposition testimony recorded by transcript or videotape, provided that the other Parties have had the opportunity to attend and cross-examine. The Arbitrator may in his or her discretion consider witness affidavits or other recorded testimony even if the other Parties have not had the opportunity to cross-examine, but will give that evidence only such weight as the Arbitrator deems appropriate. (f) The Parties will not offer as evidence, and the Arbitrator shall neither admit into the record nor consider, prior settlement offers by the Parties or statements or recommendations made by a mediator or other person in connection with efforts to resolve the dispute being arbitrated, except to the extent that applicable law permits the admission of such evidence. (g) The Hearing or any portion thereof may be conducted telephonically with the agreement of the Parties or in the discretion of the Arbitrator. (h) When the Arbitrator determines that all relevant and material evidence and arguments have been presented, and any interim or partial awards have been issued, the Arbitrator shall declare the Hearing closed. The Arbitrator may defer the closing of the Hearing until a date agreed upon by the Arbitrator and the Parties, to permit the Parties to submit post-Hearing briefs, which may be in the form of a letter, and/or to make closing arguments. If post-Hearing briefs are to be submitted, or closing arguments are to be made, the Hearing shall be deemed closed upon receipt by the Arbitrator of such briefs or at the conclusion of such closing arguments. (i) At any time before the Award is rendered, the Arbitrator may, sua sponte or on application of a Party for good cause shown, re-open the Hearing. If the Hearing is reopened and the re-opening prevents the rendering of the Award within the time limits specified by these Rules, the time limits will be extended until the reopened Hearing is declared closed by the Arbitrator. (j) The Arbitrator may proceed with the Hearing in the absence of a Party that, after receiving notice of the Hearing pursuant to Rule 19, fails to attend. The Arbitrator may

22 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 23 not render an Award solely on the basis of the default or absence of the Party, but shall require any Party seeking relief to submit such evidence as the Arbitrator may require for the rendering of an Award. If the Arbitrator reasonably believes that a Party will not attend the Hearing, the Arbitrator may schedule the Hearing as a telephonic Hearing and may receive the evidence necessary to render an Award by affidavit. The notice of Hearing shall specify if it will be in person or telephonic. (k) (i) Any Party may arrange for a stenographic or other record to be made of the Hearing and shall inform the other Parties in advance of the Hearing. The requesting Party shall bear the cost of such stenographic record. If all other Parties agree to share the cost of the stenographic record, it shall be made available to the Arbitrator and may be used in the proceeding. (ii) If there is no agreement to share the cost, the stenographic record may not be provided to the Arbitrator and may not be used in the proceeding unless the Party arranging for the stenographic record either agrees to provide access to the stenographic record at no charge or on terms that are acceptable to the Parties and the reporting service. (iii) If the Parties agree to an Optional Arbitration Appeal Procedure (see Rule 34), they shall ensure that a stenographic or other record is made of the Hearing. (iv) The Parties may agree that the cost of the stenographic record shall or shall not be allocated by the Arbitrator in the Award. Rule 23. Waiver of Hearing The Parties may agree to waive the oral Hearing and submit the dispute to the Arbitrator for an Award based on written submissions and other evidence as the Parties may agree. Rule 24. Awards (a) The Arbitrator shall render a Final Award or a Partial Final Award within thirty (30) calendar days after the date of the close of the Hearing as defined in Rule 22(h) or, if a Hearing has been waived, within thirty (30) calendar days after the receipt by the Arbitrator of all materials specified by the Parties, except (i) by the agreement of the Parties, (ii) upon good cause for an extension of time to render the Award, or (iii) as provided in Rule 22(i). The Arbitrator shall provide the Final Award or the Partial Final Award to JAMS for issuance in accordance with this Rule. (b) Where a panel of Arbitrators has heard the dispute, the decision and Award of a majority of the panel shall constitute the Arbitration Award. (c) In determining the merits of the dispute the Arbitrator shall be guided by the rules of law agreed upon by the Parties. In the absence of such agreement, the Arbitrator will be guided by the law or the rules of law that the Arbitrator deems to be most appropriate. The Arbitrator may grant any remedy or relief that is just and equitable and within the scope of the Parties’ agreement, including but not limited to specific performance of a contract or any other equitable or legal remedy. (d) In addition to a Final Award or Partial Final Award, the Arbitrator may make other decisions, including interim or partial rulings, orders and Awards. (e) Interim Measures. The Arbitrator may grant whatever interim measures are deemed necessary, including injunctive relief and measures for the protection or conservation of property and disposition of disposable goods. Such interim measures may take the form of an interim Award, and the Arbitrator may require security for the costs of such measures. Any recourse by a Party to a court for interim or provisional relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. (f) The Award of the Arbitrator may allocate Arbitration fees and Arbitrator compensation and expenses unless such an allocation is expressly prohibited by the Parties’ agreement or by applicable law. (Such a prohibition may not limit the power of the Arbitrator to allocate Arbitration fees and Arbitrator compensation and expenses pursuant to Rule 31(c)). (g) The Award of the Arbitrator may allocate attorneys’ fees and expenses and interest (at such rate and from such date as the Arbitrator may deem appropriate) if provided by the Parties’ agreement or allowed by applicable law. (h) The Award will consist of a written statement signed by the Arbitrator regarding the disposition of each claim and the relief, if any, as to each claim. The Award shall also contain a concise written statement of the reasons for the

24 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 25 Award, stating the essential findings and conclusions on which the award is based. The Parties may agree to any other form of award, unless the arbitration is based on an arbitration agreement that is required as a condition of employment. (i) After the Award has been rendered, and provided the Parties have complied with Rule 31, the Award shall be issued by serving copies on the Parties. Service may be made by U.S. Mail. It need not be sent certified or registered. (j) Within seven (7) calendar days after service of the Award by JAMS, any Party may serve upon the other Parties and on JAMS a request that the Arbitrator correct any computational, typographical or other similar error in an Award (including the reallocation of fees pursuant to Rule 31), or the Arbitrator may sua sponte propose to correct such errors in an Award. A Party opposing such correction shall have seven (7) calendar days thereafter in which to file any objection. The Arbitrator may make any necessary and appropriate correction to the Award within twenty-one (21) calendar days of receiving a request or fourteen (14) calendar days after the Arbitrator’s proposal to do so. The Arbitrator may extend the time within which to make corrections upon good cause. The corrected Award shall be served upon the Parties in the same manner as the Award. (k) The Award is considered final, for purposes of either an Optional Arbitration Appeal Procedure pursuant to Rule 34 or a judicial proceeding to enforce, modify or vacate the Award pursuant to Rule 25, fourteen (14) calendar days after service is deemed effective if no request for a correction is made, or as of the effective date of service of a corrected Award. Rule 25. Enforcement of the Award Proceedings to enforce, confirm, modify or vacate an Award will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec 1 et seq. or applicable state law. The Parties to an Arbitration under these Rules shall be deemed to have consented that judgment upon the Award may be entered in any court having jurisdiction thereof. Rule 26. Confidentiality and Privacy (a) JAMS and the Arbitrator shall maintain the confidential nature of the Arbitration proceeding and the Award, including the Hearing, except as necessary in connection with a judicial challenge to or enforcement of an Award, or unless otherwise required by law or judicial decision. (b) The Arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information. (c) Subject to the discretion of the Arbitrator or agreement of the Parties, any person having a direct interest in the Arbitration may attend the Arbitration Hearing. The Arbitrator may exclude any non-Party from any part of a Hearing. Rule 27. Waiver (a) If a Party becomes aware of a violation of or failure to comply with these Rules and fails promptly to object in writing, the objection will be deemed waived, unless the Arbitrator determines that waiver will cause substantial injustice or hardship. (b) If any Party becomes aware of information that could be the basis of a challenge for cause to the continued service of the Arbitrator, such challenge must be made promptly, in writing, to the Arbitrator or JAMS. Failure to do so shall constitute a waiver of any objection to continued service by the Arbitrator. Rule 28. Settlement and Consent Award (a) The Parties may agree, at any stage of the Arbitration process, to submit the case to JAMS for mediation. The JAMS mediator assigned to the case may not be the Arbitrator or a member of the Appeal Panel, unless the Parties so agree pursuant to Rule 28(b). (b) The Parties may agree to seek the assistance of the Arbitrator in reaching settlement. By their written agreement to submit the matter to the Arbitrator for settlement assistance, the Parties will be deemed to have agreed that the assistance of the Arbitrator in such settlement efforts will not disqualify the Arbitrator from continuing to serve as Arbitrator if settlement is not reached; nor shall such

26 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 27 assistance be argued to a reviewing court as the basis for vacating or modifying an Award. (c) If, at any stage of the Arbitration process, all Parties agree upon a settlement of the issues in dispute and request the Arbitrator to embody the agreement in a Consent Award, the Arbitrator shall comply with such request unless the Arbitrator believes the terms of the agreement are illegal or undermine the integrity of the Arbitration process. If the Arbitrator is concerned about the possible consequences of the proposed Consent Award, he or she shall inform the Parties of that concern and may request additional specific information from the Parties regarding the proposed Consent Award. The Arbitrator may refuse to enter the proposed Consent Award and may withdraw from the case. Rule 29. Sanctions The Arbitrator may order appropriate sanctions for failure of a Party to comply with its obligations under any of these Rules. These sanctions may include, but are not limited to, assessment of Arbitration fees and Arbitrator compensation and expenses, any other costs occasioned by the actionable conduct including reasonable attorney’s fees, exclusion of certain evidence, drawing adverse inferences, or in extreme cases determining an issue or issues submitted to Arbitration adversely to the Party that has failed to comply. Rule 30. Disqualification of the Arbitrator as a Witness or Party and Exclusion of Liability (a) The Parties may not call the Arbitrator, the Case Manager or any other JAMS employee or agent as a witness or as an expert in any pending or subsequent litigation or other proceeding involving the Parties and relating to the dispute that is the subject of the Arbitration. The Arbitrator, Case Manager and other JAMS employees and agents are also incompetent to testify as witnesses or experts in any such proceeding. (b) The Parties shall defend and/or pay the cost (including any attorneys’ fees) of defending the Arbitrator, Case Manager and/or JAMS from any subpoenas from outside Parties arising from the Arbitration. (c) The Parties agree that neither the Arbitrator, Case Manager nor JAMS is a necessary Party in any litigation or other proceeding relating to the Arbitration or the subject matter of the Arbitration, and neither the Arbitrator, Case Manager nor JAMS, including its employees or agents, shall be liable to any Party for any act or omission in connection with any Arbitration conducted under these Rules, including but not limited to any disqualification of or recusal by the Arbitrator. Rule 31. fees (a) Except as provided in paragraph (c) below, unless the Parties have agreed to a different allocation, each Party shall pay its pro-rata share of JAMS fees and expenses as set forth in the JAMS fee schedule in effect at the time of the commencement of the Arbitration. To the extent possible, the allocation of such fees and expenses shall not be disclosed to the Arbitrator. JAMS agreement to render services is jointly with the Party and the attorney or other representative of the Party in the Arbitration. The nonpayment of fees may result in an administrative suspension of the case in accordance with Rule 6(c). (b) JAMS requires that the Parties deposit the fees and expenses for the Arbitration prior to the Hearing and the Arbitrator may preclude a Party that has failed to deposit its pro-rata or agreed-upon share of the fees and expenses from offering evidence of any affirmative claim at the Hearing. (c) If an arbitration is based on a clause or agreement that is required as a condition of employment, the only fee that an employee may be required to pay is the initial JAMS Case Management Fee. JAMS does not preclude an employee from contributing to administrative and arbitrator fees and expenses. If an arbitration is not based on a clause or agreement that is required as a condition of employment, the Parties are jointly and severally liable for the payment of JAMS Arbitration fees and Arbitrator compensation and expenses. In the event that one Party has paid more than its share of such fees, compensation and expenses, the Arbitrator may award against any other Party any such fees, compensation and expenses that such Party owes with respect to the Arbitration. (d) Entities whose interests are not adverse with respect to the issues in dispute shall be treated as a single Party for

28 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 JAMS Employment Arbitration Rules & Procedures | Effective July 15, 2009 29 purposes of JAMS assessment of fees. JAMS shall determine whether the interests between entities are adverse for purpose of fees, considering such factors as whether the entities are represented by the same attorney and whether the entities are presenting joint or separate positions at the Arbitration. Rule 32. Bracketed (or High-Low) Arbitration Option (a) At any time before the issuance of the Arbitration Award, the Parties may agree, in writing, on minimum and maximum amounts of damages that may be awarded on each claim or on all claims in the aggregate. The Parties shall promptly notify JAMS, and provide to JAMS a copy of their written agreement setting forth the agreed-upon maximum and minimum amounts. (b) JAMS shall not inform the Arbitrator of the agreement to proceed with this option or of the agreed-upon minimum and maximum levels without the consent of the Parties. (c) The Arbitrator shall render the Award in accordance with Rule 24. (d) In the event that the Award of the Arbitrator is between the agreed-upon minimum and maximum amounts, the Award shall become final as is. In the event that the Award is below the agreed-upon minimum amount, the final Award issued shall be corrected to reflect the agreed-upon minimum amount. In the event that the Award is above the agreed-upon maximum amount, the final Award issued shall be corrected to reflect the agreed-upon maximum amount. Rule 33. final Offer (or Baseball) Arbitration Option (a) Upon agreement of the Parties to use the option set forth in this Rule, at least seven (7) calendar days before the Arbitration Hearing, the Parties shall exchange and provide to JAMS written proposals for the amount of money damages they would offer or demand, as applicable, and that they believe to be appropriate based on the standard set forth in Rule 24(c). JAMS shall promptly provide a copy of the Parties’ proposals to the Arbitrator, unless the Parties agree that they should not be provided to the Arbitrator. At any time prior to the close of the Arbitration Hearing, the Parties may exchange revised written proposals or demands, which shall supersede all prior proposals. The revised written proposals shall be provided to JAMS, which shall promptly provide them to the Arbitrator, unless the Parties agree otherwise. (b) If the Arbitrator has been informed of the written proposals, in rendering the Award the Arbitrator shall choose between the Parties’ last proposals, selecting the proposal that the Arbitrator finds most reasonable and appropriate in light of the standard set forth in Rule 24(c). This provision modifies Rule 24(h) in that no written statement of reasons shall accompany the Award. (c) If the Arbitrator has not been informed of the written proposals, the Arbitrator shall render the Award as if pursuant to Rule 24, except that the Award shall thereafter be corrected to conform to the closest of the last proposals, and the closest of the last proposals will become the Award. (d) Other than as provided herein, the provisions of Rule 24 shall be applicable. Rule 34. Optional Arbitration Appeal Procedure At any time before the Award becomes final pursuant to Rule 24, the Parties may agree to the JAMS Optional Arbitration Appeal Procedure. All Parties must agree in writing for such procedure to be effective. Once a Party has agreed to the Optional Arbitration Appeal Procedure, it cannot unilaterally withdraw from it, unless it withdraws, pursuant to Rule 13, from the Arbitration.

1.800.352.JAMS | www.jamsadr.com © Copyright 2009 JAMS. All rights reserved.